UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2011
Capital Senior Living Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-13445	75-2678809

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 770-5600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On April 11, 2011, Capital Senior Living Corporation (the “Company”) announced that joint ventures in which the Company held a 5% partnership interest have sold four senior living communities (the “Spring Meadows Communities”) to Health Care REIT, Inc. (“HCN”). Upon closing the sale transaction, the Company leased the Spring Meadows Communities from HCN pursuant to a master lease agreement, dated as of April 8, 2011, by and among Capital Spring Meadows, LLC, a wholly owned subsidiary of the Company, and affiliates of HCN (the “Master Lease Agreement”). The initial annual rent under the Master Lease Agreement is $10,259,475, subject to conditional escalation provisions. The Master Lease Agreement has a term of fifteen years with one fifteen-year renewal option beyond the initial term. The Master Lease Agreement is a “triple net” lease pursuant to which the Company pays all expenses of the properties except principal and interest on any debt of the properties. The Master Lease Agreement contains customary representations and warranties as well as affirmative and negative covenants. The Master Lease Agreement is guaranteed by another subsidiary of the Company. The Company leases several additional properties from HCN pursuant to separate lease agreements.
The Spring Meadows Communities include two independent and assisted living communities in Illinois, one independent and assisted living community in Connecticut and one assisted living community in New Jersey. The Spring Meadows Communities have approximately 625 units with a combined capacity of approximately 758 residents. The Company previously managed the Spring Meadows Communities under long-term management agreements.
The description of the Master Lease Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Master Lease Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
A copy of the press release announcing the completion of the Spring Meadows Communities transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information being furnished under this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The press release contains, and may implicate, forward-looking statements regarding the Company and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.
In the press release, the Company’s management utilized non-GAAP financial measures, including EBITDAR, CFFO and other items. These non-GAAP financial measures are used by management to evaluate financial performance and resource allocation for its facilities and for the Company as a whole. These measures are commonly used as an analytical indicator within the senior housing industry, and also serve as a measure of leverage capacity and debt service ability. The Company has provided this information in order to enhance investors overall understanding of the Company’s financial performance and prospects. In addition, because the Company has historically provided this type of information to the investment community, the Company believes that including this information provides consistency in its financial reporting.

These non-GAAP financial measures should not be considered as measures of financial performance under generally accepted accounting principles, and items excluded from them are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing, or financing activities, earnings per share or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because these measures are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, these measures as presented may not be comparable to other similarly titled measures of other companies.
By filing this Current Report on Form 8-K, the Company does not acknowledge that disclosure of this information under this Item 7.01 and Exhibit 99.1 is required by Regulation FD or that the information was material or non-public before the disclosure. The Company assumes no obligation to update or supplement forward-looking statements in the press release that become untrue because of new information, subsequent events or otherwise.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Master Lease Agreement, dated as of April 8, 2011, by and among Capital Spring Meadows, LLC and affiliates of Health Care REIT, Inc.

99.1.	Press Release, dated April 11, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2011	Capital Senior Living Corporation
	By:	/s/ Ralph A. Beattie
		Name:	Ralph A. Beattie
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Master Lease Agreement, dated as of April 8, 2011, by and among Capital Spring Meadows, LLC and affiliates of Health Care REIT, Inc.

99.1.	Press Release, dated April 11, 2011